EXHIBIT A-4

                          SHAREHOLDER VOTING AGREEMENT


         SHAREHOLDER VOTING AGREEMENT, dated as of June 30, 2000 (this "Agreement"), by and between Royal Bank of Canada ("Buyer") and the shareholder of The Liberty Corporation ("Liberty") identified as the signatory hereto (the "Shareholder").

         WHEREAS, in connection with the execution of this Agreement, Buyer is entering into a purchase agreement (the "Purchase Agreement") with Liberty, providing for the purchase by Buyer of the Assets (as defined in the Purchase Agreement) from Liberty;

         WHEREAS, Buyer would not enter into the Purchase Agreement unless the Shareholder were to enter into this Agreement; and

         WHEREAS, as a shareholder of Liberty, the Shareholder will benefit from the Purchase Agreement.


         NOW, THEREFORE, in consideration of Buyer's entry into the Purchase Agreement, the Shareholder agrees with Buyer as follows:

          1. The Shareholder represents and warrants that (a) he, she or it beneficially owns (as defined, for purposes of this Agreement, in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) the number of shares of common stock of Liberty set forth on Schedule A attached hereto (the "Owned Shares"), free from any lien, encumbrance or restriction whatsoever (other than liens, encumbrances or restrictions existing prior to the date hereof and either set forth on Schedule A attached hereto or disclosed to Buyer as promptly as practicable after the date hereof) and with full power to vote the Owned Shares without the consent or approval of any other person, in each case except as otherwise indicated on Schedule A attached hereto, and (b) this Agreement constitutes the valid and legally binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent that (x) the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor's rights generally and (y) the availability of equitable remedies may be limited by equitable principles of general applicability. For all purposes of this Agreement, Owned Shares shall include any shares of Liberty as to which beneficial ownership is acquired after the execution hereof.

          2. The Shareholder irrevocably and unconditionally agrees that he, she or it will (a) vote, or cause to be voted, all of the Owned Shares in favor of the Purchase Agreement and the sale of the Assets provided for therein (the "Transaction") at any meeting or meetings of Liberty's shareholders called to vote upon the Purchase Agreement and the Transaction and (b) will not vote, or cause to be voted, such shares (or otherwise provide a proxy or consent or enter into another voting agreement with respect thereto) in favor of any other Acquisition Proposal (as defined in the Purchase Agreement).

          3. The Shareholder agrees that he, she or it will not, without the prior written consent of Buyer, (a) directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Owned Shares, unless he, she or it receives (i) an irrevocable proxy, in form and substance substantially similar to the provisions of Section 2 hereof, to vote such Owned Shares with respect to the Purchase Agreement and the Transaction and (ii) an agreement identical in all material respects to this Agreement executed by the buyer of the Owned Shares the subject thereof, and (b) take any action that would prohibit, prevent or preclude Shareholder from performing its obligations under this Agreement; provided that nothing contained in this Agreement (including without limitation the provisions of Section 3(b)) shall in any way prohibit, restrict or otherwise restrain the ability of a Shareholder to take, in one or more transactions, any of the actions identified in Section 3(a): (i) with respect to up to 10% in the aggregate of the total Owned Shares set forth across from the Shareholder's name under the heading "Number of Shares Beneficially Owned in Shareholder's Individual Capacity" on Schedule A attached hereto and (ii) with respect to any Owned Shares held by a trust as to which the Shareholder exercises voting control and which trust is identified across from the shareholder's name on Schedule A, up to 10% in the aggregate of the total Owned Shares held by such trust, as listed on Schedule A (it being understood that the calculation of the number of shares entitled to this exception must take into account any actions identified in Section 3(a) taken by any other person who is authorized to take such actions with respect to shares held by the trust).

          4. The Shareholder agrees that irreparable damage to Buyer would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Shareholder and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity, and that the Shareholder waives the posting of any bond or security in connection with any proceeding related thereto.

          5. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall become effective when one counterpart signature page has been signed by each party hereto and delivered to the other party (which delivery may be by facsimile).

          6. The Shareholder agrees to execute and deliver all such further documents, certificates and instruments and take all such further reasonable action as may be necessary or appropriate in order to consummate the transactions contemplated hereby.

          7. This Agreement shall terminate upon the earlier to occur of (a) the first year anniversary of its execution by Shareholder and (b) the date of termination of the Purchase Agreement in accordance with its terms.

          8. This Agreement shall be construed in accordance with and governed by the laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

         IN WITNESS WHEREOF, the Shareholder and Buyer have duly executed this Agreement as of the date first above written.

                                          ROYAL BANK OF CANADA



                                          By: /s/ Peter W. Currie
                                             ----------------------------
                                             Name:    Peter W. Currie
                                             Title:   Vice Chairman and Chief
                                                      Financial Officer


                                          By: /s/ W. James Westlake
                                             ----------------------------
                                             Name:    W. James Westlake
                                             Title:   Executive Vice President


                                          SHAREHOLDER



                                          /s/ Mary Jane Hipp Brock
                                          -------------------------------------
                                          Mary Jane Hipp Brock

                                                                    SCHEDULE A-4

                                                                           Shares Beneficially Owned but title to which is held by a
                                                                           trust, with respect to which trust the Shareholder has
                           Shares Beneficially Owned in                    voting power (and, as noted, in certain cases shares such
Name of Shareholder        Shareholder's Individual Capacity               voting power with another Shareholder)
-------------------        -----------------------------------------       --------------------------------------------------------
                                                    Number of Shares                                                Number of Shares
                                                    Subject to Lien,                                                Subject to Lien,
                           Number of Shares         Encumbrance or         Number of Shares                         Encumbrance or
                           Beneficially Owned       Restriction            Beneficially Owned                       Restriction
                           ------------------       ----------------       ------------------                       ---------------
Mary Jane Hipp Brock       225,805                  40,650                   345,700 (voting power shared)                    0
                                                                             295,000 (voting power shared)                    0

